EXHIBIT 99.1

FOR: PROLIANCE INTERNATIONAL, INC.

Contact: Richard A. Wisot Chief Financial Officer (203) 859-3552

FOR IMMEDIATE RELEASE	FD Investor Contact: Eric Boyriven, Alexandra Tramont (212) 850-5600

PROLIANCE INTERNATIONAL, INC. REPORTS 2006 FOURTH QUARTER

AND YEAR-END RESULTS

NEW HAVEN, CONNECTICUT, March 29, 2007 - Proliance International, Inc. (AMEX: PLI) today announced results for the fourth quarter and year ended December 31, 2006.

In the Company’s third quarter press release, it indicated that results for the fourth quarter were expected to improve over the same quarter of 2005.  On balance, results were as anticipated.  Net sales in the fourth quarter of 2006 were $91.9 million, compared to $87.6 million in the fourth quarter of 2005, 4.9% above last year.  This sales increase was primarily attributable to growth in domestic wholesale sales and improvements in the Company’s European operations.  The Company reported a net loss for the fourth quarter of 2006 of $15.3 million, or $1.00 per basic and diluted share, which included the effect of a change in accounting estimate regarding the way the Company amortizes capitalized variances.  This change, which is designed to make this amortization match more closely to the flow of costs through inventory, had a negative impact of $1.8 million on the period.  The fourth quarter loss also reflects the greatest impact of rising commodity costs experienced during 2006.  In response to this, the Company has implemented in 2006, and is implementing in 2007, a variety of cost improvement initiatives, described below.  In 2005, the Company reported a net loss for the fourth quarter of $13.7 million, or $0.90 per basic and diluted share.

Charles E. Johnson, President and CEO of Proliance, stated, “In our third quarter press release, we indicated that the Company was making significant improvements due to our synergy and cost reductions programs.  These dramatic improvements have been mitigated by extreme increases in commodity costs; soft market demand, due to the high gas price effect on miles driven and milder than usual weather conditions; changes in the mix of market sales shifting from our branch customers to our wholesale customers, resulting in lower gross margins; and continuing wholesale price pressures.  Performance in our seasonally weak fourth quarter, and the year as a whole, came in much as expected given these challenging factors. However, it was by no means acceptable, and we have taken substantial actions to improve performance in 2007.”

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PROLIANCE INTERNATIONAL, INC. REPORTS 2006 FOURTH QUARTER AND YEAR-END RESULTS	Page 2

The Company previously announced that it intended to reduce inventories, which were higher than desirable at the end of the third quarter as a result of a weak selling season.  In doing this, the Company incurred approximately $2 million of under-absorbed manufacturing overhead attributable to cut backs in production to reduce inventory levels, in addition to the $1.8 million noted above.  This action resulted in a reduction of inventory levels to $118.9 million at the end of 2006 compared to $137.0 million at the end of the third quarter of 2006 and $121.1 million at the end of 2005.  The decrease in inventory year-over-year was even more significant on a unit basis as higher material costs boosted inventory dollar value by approximately $10 million.

Net sales for the year ended December 31, 2006 were $416.1 million, compared to $296.8 million for the year ended December 31, 2005.  This increase was primarily the result of the Modine Aftermarket merger transaction.  The Company reported a net loss from continuing operations for the year ended December 31, 2006 of $18.1 million, or $1.19 per basic and diluted share, compared to a loss from continuing operations for the year ended December 31, 2005 of $27.7 million, or $2.59 per basic and diluted share.  This improvement from a year ago is a result of both actions taken under the Company’s previously announced synergy and cost reduction programs and the purchase accounting adjustments related to the July 2005 merger transaction that combined TransPro, Inc. and Modine Aftermarket Holdings, Inc. to form Proliance International, Inc.  Unfortunately, these improvements were significantly offset by a number of factors including lower average prices on radiators as a result of the greater mix of sales to wholesale customers, dramatically higher material costs and overall soft market conditions brought about by high fuel prices and unfavorable seasonal weather conditions.

The Company reported a net loss for the year ended December 31, 2006 of $18.1 million, or $1.19 per basic and diluted share, compared to a net loss of $9.9 million, or $0.93 per basic and diluted share, for the year ended of 2005, which included recognition during 2005 of extraordinary income associated with negative goodwill arising from the aforementioned merger of $13.1 million, or $1.22 per basic and diluted share, income from discontinued operation of $0.8 million, or $0.08 per basic and diluted share and $3.9 million, or $0.36 per basic and diluted share, from the gain on sale of discontinued operation.  Also, the average number of outstanding shares was lower for the 12 months of 2005 because they do not include, for the full periods, the number of shares issued on July 22, 2005 in connection with the merger transaction.

The Company incurred $3.1 million in restructuring costs during 2006 with $13.6 million spent or accrued since the merger transaction in July 2005, against the originally anticipated $14 million.  As previously announced, the Company anticipates an additional $2 million to $3 million of restructuring costs associated with new cost and expense savings initiatives.  These restructuring costs should be more than offset by the related savings.

From an operating perspective, Proliance’s 2006 performance reflects the following points:

•

Higher raw material costs and the difficulty in gaining recovery of these costs put downward pressure on margins in 2006.  Copper costs rose 75% over 2005 levels and the cost of aluminum increased over 25% during the year, over already record levels for these commodities.  As expected, the greatest effect of the materials cost increases were reflected in

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PROLIANCE INTERNATIONAL, INC. REPORTS 2006 FOURTH QUARTER AND YEAR-END RESULTS	Page 3

the fourth quarter operating results.  As announced earlier this year, the Company has undertaken actions to shift many heat exchange products to aluminum from copper/brass construction and has taken further actions to reduce product unit costs without compromising quality.  The transition from copper/brass to aluminum construction was largely completed in the fourth quarter and, after higher-cost products remaining in inventory sell through in the first quarter of 2007, the Company should begin to see improvement in unit costs.  Material costs, particularly aluminum which is our primary manufacturing material, are expected to remain elevated in 2007; accordingly, the Company has identified additional opportunities to reduce product costs through product design improvements, reductions of direct manufacturing costs and overheads, as well as alternative approaches to sourcing.

•

While the overall Domestic heat exchange product unit sales increased during 2006, there were lower average selling prices due to a shift in sales channel mix toward wholesale customers and away from branch sales, as well as competitive market conditions, negatively impacting Domestic dollar sales and gross margin during the period.   In response to this and to achieve a distribution model which better matches up with our customer requirements in each geographic market, the Company initiated actions related to its branch locations in the fourth quarter, which resulted in consolidation or closure of some locations, addition of new locations and expansion of relationships, in some regions, with distribution partners.  As a result of these actions, the Company has reduced its number of branches and agencies from 123 to 94 in 2006 and anticipates a related 2007 improvement in the Company’s operating performance.

•

The Company took expense reduction actions during 2006, which were reflected in lower selling, general and administrative expenses in the fourth quarter compared to a year ago.  In addition, the Company consolidated its branch administrative functions in Racine, Wisconsin into its New Haven, Connecticut corporate office and has acted to reduce other administrative and selling expenses, which will result in further operating expense improvements in 2007.

•

During the fourth quarter, the Company’s seasonally slowest period, gas prices eased and miles driven improved; however, for the full year 2006, miles driven were relatively flat with 2005 levels, limiting overall growth in demand for our products.  These conditions are unprecedented, with 2005 and 2006 being the only full year periods of market performance showing growth levels of under 1%.  For perspective, in the last 25 years, annual growth in miles driven has averaged 2.8%.  In addition, 2006 saw a very short peak summer selling season, as well as lingering mild weather during the winter, which adversely impacted sales for both heat exchange and air conditioning products.  Given current market conditions, the Company expects to experience production cutbacks into the seasonally weak first quarter of 2007, as it focuses on bringing inventory down to more appropriate long-term levels.  However, as the stronger selling season approaches in the second quarter of 2007, the Company will begin increasing production to match demand and will have some seasonal inventory additions.  Our goal for 2007 is to continue to improve inventory turns and further reduce inventory levels by year end without the extraordinary measures required in 2006.

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PROLIANCE INTERNATIONAL, INC. REPORTS 2006 FOURTH QUARTER AND YEAR-END RESULTS	Page 4

•

The fourth quarter included continuing strong results within the International businesses in Europe, reflecting new product introductions, underlying demand in those markets and the ability to pass on increases in raw material costs.  However, our MexPar operation in Mexico City, which is our primary producer of copper/brass construction heat exchangers, was adversely impacted by restructuring activities associated with the production shift away from copper/brass construction products and towards more aluminum heat exchange products, which are produced in the Company’s Nuevo Laredo facility.

•

The Domestic Heavy Duty product line continued to show improvement driven by new product introductions and continued strong demand for heavy truck and industrial heat exchange products.  In this product line, the Company was able to recapture much of the increased raw material costs through appropriate market actions during 2006.

Charles E. Johnson, President and CEO of Proliance, stated, “Although Proliance has faced significant challenges in 2006, some of which have been unprecedented for our industry, we believe we are taking the right actions to posture the Company for improvement in the coming years.  Looking ahead to 2007, we expect to see improvement in our performance as the actions we have taken to refine our distribution network, lower our product cost structure and improve our overhead levels, are fully realized.  During a seasonally weak first quarter, remaining higher cost products will be sold and production cutbacks will continue, and we expect to incur a net loss in the first quarter.  Beginning in the second quarter, our shift to aluminum heat exchange construction will begin taking hold, we will begin ramping up production at our plants, and our cost-reduction initiatives will begin to become apparent in our results.  While 2007 will continue to be affected by many of the challenges we saw in 2006, the actions we have taken are in support of our goal to achieve profitability in full year 2007.  We also anticipate that our sales levels will grow in 2007 as we continue to provide outstanding service to our markets.  At the same time, we will continue our efforts to improve our products, our ‘go-to-market’ distribution system and our overhead structure.”

Mr. Johnson continued, “We thank our Associates for their hard work over the past year and look forward to addressing the opportunities we see ahead.  Despite the many obstacles we have encountered and continue to confront, we remain confident that our stated and projected initiatives will ultimately foster profitable operations.”

Proliance International, Inc. is a leading global manufacturer and distributor of aftermarket heat exchange and temperature control products for automotive and heavy-duty applications serving North America, Central America and Europe.

Proliance International, Inc.’s Strategic Corporate Values Are:

•

Being An Exemplary Corporate Citizen

•

Employing Exceptional People

•

Dedication To World-Class Quality Standards

•

Market Leadership Through Superior Customer Service

•

Commitment to Exceptional Financial Performance

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PROLIANCE INTERNATIONAL, INC. REPORTS 2006 FOURTH QUARTER AND YEAR-END RESULTS	Page 5

FORWARD-LOOKING STATEMENTS

Statements included in this news release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Statements relating to the future financial performance of the Company are subject to business conditions and growth in the general economy and automotive and truck business, the impact of competitive products and pricing, changes in customer product mix, failure to obtain new customers or retain old customers or changes in the financial stability of customers, changes in the cost of raw materials, components or finished products and changes in interest rates.  Such statements are based upon the current beliefs and expectations of Proliance management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.  When used in this press release the terms "anticipate," "believe," "estimate," "expect," "may," "objective," "plan," "possible," "potential," "project," "will" and similar expressions identify forward- looking statements.  Additional factors that could cause Proliance's results to differ materially from those described in the forward-looking statements can be found in the 2005 Annual Report on Form 10-K of Proliance, in the Quarterly Reports on Forms 10-Q of Proliance, and Proliance's other filings with the SEC.  The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

- TABLES FOLLOW -

PROLIANCE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Net sales	$ 91,915	$ 87,615	$ 416,095	$ 296,838
Cost of sales	80,473	73,659	324,262	247,430
Gross margin	11,442	13,956	91,833	49,408
Selling, general and administrative expenses	22,580	23,817	93,811	66,313
Restructuring charges	1,638	980	3,129	3,854
Operating (loss) from continuing operations	(12,776)	(10,841)	(5,107)	(20,759)
Interest expense	2,650	2,438	11,228	7,958
(Loss) from continuing operations before taxes	(15,426)	(13,279)	(16,335)	(28,717)
Income tax (benefit) provision	(129)	220	1,720	(986
(Loss) from continuing operations	(15,297)	(13,499)	(18,055)	(27,731)
Income from discontinued operation, net of tax	—	—	—	848
Gain on sale of discontinued operation, net of tax	—	—	—	3,899
Extraordinary income – negative goodwill	—	(154)	—	13,053
Net (loss)	$ (15,297)	$ (13,653) )	$ (18,055)	$ (9,931)
Basic income (loss) per common share:
From continuing operations	$ (1.00)	$ (0.89)	$ (1.19)	$ (2.59)
From discontinued operation	―	―	—	0.08
From gain on sale of discontinued operation	―	―	—	0.36
From extraordinary income – negative goodwill	―	(0.01)	—	1.22
Net (loss)	$ (1.00)	$ (0.90)	$(1.19)	$ (0.93)

Diluted income (loss) per common share:
From continuing operations	$ (1.00)	$ (0.89)	$ (1.19)	$ (2.59)
From discontinued operation	―	―	—	0.08
From gain on sale of discontinued operation	―	―	—	0.36
From extraordinary income – negative goodwill	―	(0.01)	—	1.22
Net (loss)	$ (1.00)	$ (0.90)	$ (1.19)	$ (0.93)

Weighted average common shares – Basic	15,250	15,256	15,254	10,714
– Diluted	15,250	15,256	15,254	10,714

Table 1 of 3

PROLIANCE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2006	December 31, 2005
Cash and cash equivalents	$ 3,135	$ 4,566
Accounts receivable, net	58,209	58,296
Inventories, net	118,912	121,050
Other current assets	7,498	4,955
Net property, plant and equipment	23,876	20,333
Other assets	12,732	8,139
Total assets	$224,362	$217,339

Accounts payable	$ 58,114	$ 50,956
Accrued liabilities	28,355	29,702
Total debt	55,202	41,933
Other long-term liabilities	8,218	7,499
Stockholders’ equity	74,473	87,249
Total liabilities and stockholders’ equity	$224,362	$217,339

Table 2 of 3

PROLIANCE INTERNATIONAL, INC.

SUPPLEMENTARY INFORMATION

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
SEGMENT DATA:
Net sales:
Domestic	$ 67,786	$ 66,616	$ 321,256	$265,241
International	24,129	20,999	94,839	31,597
Total net sales	$ 91,915	$ 87,615	$ 416,095	$296,838

Operating (loss) income from continuing operations:
Domestic	$ (8,009)	$ (8,609)	$ 4,497	$ (8,241)
Restructuring charges	(1,386)	(1,243)	(2,235)	(4,024)
Domestic total	(9,395)	(9,852)	2,262	(12,265)
International	(598)	1,206	3,743	1,626
Restructuring charges	(252)	(163)	(894)	(256)
International total	(850)	1,043	2,849	1,370
Corporate expenses	(2,531)	(2,032)	(10,218)	(9,864)
Total operating (loss) income from continuing operations	$(12,776)	$ (10,841)	$ (5,107)	$ (20,759)

CAPITAL EXPENDITURES, NET	$ 3,765	$ 2,023	$ 7,453	$ 7,991

Table 3 of 3

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